As filed with the Securities and Exchange Commission on October 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

EVERSOURCE ENERGY

(Exact name of registrant as specified in its charter)

Massachusetts	04-2147929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Cadwell Drive, Springfield, MA	01104
(Address of Principal Executive Offices)	(Zip Code)

2018 Eversource Energy Incentive Plan

(Full title of the plan)

GREGORY B. BUTLER

Executive Vice President and General Counsel

Eversource Energy

56 Prospect Street

Hartford, Connecticut 06103-2818

(Name and address of agent for service)

(800) 286-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On May 3, 2023, the shareholders of Eversource Energy, a voluntary association and Massachusetts business trust (the “Company”), approved the First Amendment (the “First Amendment”) to the 2018 Eversource Energy Incentive Plan (the “2018 Plan”). The 2018 Plan, as amended by the First Amendment, is referred to herein as the “Amended Plan.” This Registration Statement on Form S-8 (this “Registration Statement”) is filed to register an additional 4,200,000 Common Shares of the Company for issuance under the Amended Plan. This Registration Statement is filed in accordance with General Instruction E to Form S-8 regarding registration of additional securities of the same class and, pursuant to such instruction, the contents of the Registration Statement on Form S-8 (File No. 333-224605) filed with the Securities and Exchange Commission on May 2, 2018, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Shares offered pursuant to this Registration Statement will be passed on for the Company by Kerry J. Tomasevich, Esq., Assistant Secretary of the Company and Assistant General Counsel of Eversource Energy Service Company, a service company affiliate of the Company. Mr. Tomasevich owns, or has the right to acquire, a number of Common Shares that represents less than 1% of the total outstanding Common Shares of the Company. Mr. Tomasevich participates in the Amended Plan.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit No.	Description

5.1*	Opinion of Kerry J. Tomasevich, Esq.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Kerry J. Tomasevich, Esq. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	2018 Eversource Energy Incentive Plan (filed as Appendix A to the Eversource Energy Definitive Proxy Statement filed on March 23, 2018)
99.2	First Amendment to the 2018 Eversource Energy Incentive Plan (filed as Appendix A to the Eversource Energy Definitive Proxy Statement filed on March 24, 2023)
107*	Filing Fee Table

*       Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eversource Energy certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts on October 11, 2023.

EVERSOURCE ENERGY
(Registrant)

By:	/s/ John M. Moreira
John M. Moreira
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory B. Butler, Jay S. Buth and John M. Moreira and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and all amendments (including, without limitation, post-effective amendments) thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jospeh R. Nolan, Jr.	Chairman of the Board, President and Chief Executive Officer, and a Trustee (Principal Executive Officer)	October 11, 2023
Joseph R. Nolan, Jr.

/s/ John M. Moreira	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 11, 2023
John M. Moreira

Signature	Title	Date
/s/ Jay S. Buth	Vice President, Controller and Chief Accounting Officer	October 11, 2023
Jay S. Buth

/s/ Cotton M. Cleveland	Trustee	October 11, 2023
Cotton M. Cleveland

/s/ Francis A. Doyle	Trustee	October 11, 2023
Francis A. Doyle

/s/ Linda Dorcena Forry	Trustee	October 11, 2023
Linda Dorcena Forry

/s/ Gregory M. Jones	Trustee	October 11, 2023
Gregory M. Jones

/s/ Loretta D. Keane	Trustee	October 11, 2023
Loretta D. Keane

/s/ John Y. Kim	Trustee	October 11, 2023
John Y. Kim

/s/ Kenneth R. Leibler	Trustee	October 11, 2023
Kenneth R. Leibler

/s/ David H. Long	Trustee	October 11, 2023
David H. Long

/s/ Daniel J. Nova	Trustee	October 11, 2023
Daniel J. Nova

/s/ William C. Van Faasen	Trustee	October 11, 2023
William C. Van Faasen

/s/ Frederica M. Williams	Trustee	October 11, 2023
Frederica M. Williams